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                                                                    EXHIBIT 10.5

                      COMMON STOCK SUBSCRIPTION AGREEMENT
                       OF SALIVA DIAGNOSTIC SYSTEMS, INC.

         THIS COMMON STOCK SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered into as of this 22nd day of August, 1997 by and between SALIVA DIAGNOSTIC SYSTEMS, INC., a Delaware corporation (the "Company"), and DAVID FREUND (the, "Investor") providing for the purchase and sale of shares of common stock, par value $.01 per share (the "Shares"), of the Company. Each of the parties represents, warrants, covenants and agrees as follows:

         1.      AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

                 (i) Investor hereby subscribes for One Million Two Hundred Fifty Thousand (1,250,000) Shares at a purchase price per share of $0.60, for an aggregate of $750,000 (the "Purchase Price").

                 (ii) Investor shall pay the Purchase Price by wire transfer of same-day funds in United States dollars against counter-delivery of certificates (the "Certificates") representing the Shares by the Company. The closing of the purchase and sale of the Shares (the "Closing") shall take place promptly upon the satisfaction of all of the conditions set forth in Section 5 hereof, the payment of the Purchase Price and delivery of the Certificates.
The Parties anticipate that the date of the Closing (the "Closing Date") shall be August 26, 1997.

         2.      INVESTOR'S REPRESENTATIONS AND COVENANTS

                 The Investor represents, warrants and covenants to the Company as follows:

                 (i) This Agreement has been duly authorized, validly executed and delivered on behalf of Investor and is a valid and binding agreement of Investor enforceable against Investor in accordance with its terms, subject to general principles of equity and of bankruptcy or other laws affecting the enforcement of creditor's rights;

                 (ii) Investor is purchasing the Shares for its own account for investment purposes and not with a view towards distribution. Investor understands and agrees that it must bear the economic risks of its investment for an indefinite period of time. Investor has received and carefully reviewed copies of the Public Documents (as defined below), the press release issued by the Company on June 25, 1997 and the Supplemental Disclosure Memorandum dated June 30, 1997. Investor understands that the offer and sale of the Shares are being made only by means of this Agreement. No representations or warranties have been made to Investor by the Company, the officers or directors of the Company, or any agent, employee or affiliate of any of them except as set forth herein. Investor is aware that the purchase of the Shares involves a high degree of risk and that it may sustain, and has the financial ability to sustain, the loss of its entire investment. Investor has had the opportunity to ask questions of, and receive answers satisfactory to it from, the Company's management regarding the Company. Investor understands that no federal or state governmental authority has made any finding or determination relating to the fairness of an investment in the Shares and that no federal or state governmental authority has recommended or endorsed, or will recommend or endorse, the investment herein. Investor, in making the decision to purchase the Shares subscribed for, has relied upon independent investigations





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made by it and has not relied on any information or representations made by third parties. Investor has significant assets, and upon consummation of the purchase of the Shares, will continue to have significant assets exclusive of the Shares. Investor has not been organized for the purpose of acquiring the Shares;

                 (iii) Investor is an "accredited investor" within the meaning of Rule 501, promulgated under the Securities Act of 1933, as amended (the "Securities Act");

                 (iv) Investor understands that the Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the applicability of such provisions; and

                 (v) Investor understands that the Shares have not been registered under the Securities Act and therefore it cannot dispose of any or all of the Shares until such Shares are subsequently registered under the Securities Act or exemptions from such registration are available. Investor acknowledges that, until an effective registration statement relating to the Shares is effective or until the Shares are eligible for sale pursuant to Rule 144(k), promulgated under the Securities Act, a legend substantially as follows will be placed on the Certificates representing the Shares:

THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED SECURITIES WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES WILL NOT RECOGNIZE A TRANSFER OF SUCH SECURITIES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE ISSUER THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

         3.      THE COMPANY'S REPRESENTATIONS AND COVENANTS.

         (a) The Company represents and warrants to the Investor as follows:

                 (i) The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify does not have a material adverse effect on the condition (financial or other), business, properties, net worth or operations of the Company.

                 (ii) The Company has registered its common stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of the Exchange Act, and the Company's common stock is quoted on the Nasdaq SmallCap Market (trading symbol SALV). The Company has been subject to the requirements of
Section 12 of the Exchange Act for at least 12 months, and has filed in a timely manner all reports required to be filed during the preceding 12 months;
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                 (iii)    The Company has furnished Investor with copies of the
Company's most recent Annual Report on Form 10-KSB filed with the U.S. Securities and Exchange Commission ("SEC"), all Forms 10-QSB and 8-K, filed thereafter and all other filings required under the Exchange Act made with the SEC after the filing of the most recent Form 10-KSB and the registration statement on Form SB-2 filed under the Securities Act and declared effective June 13, 1997 (collectively, the "Public Documents"), the press release issued by the Company on June 25, 1997 and the Supplemental Disclosure Memorandum dated June 30, 1997. The Public Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

                 (iv) The authorized capital stock of the Company solely consists of 33,000,000 shares of common stock, par value $.01 per share. The Company currently has 26,688,868 shares of common stock issued and outstanding.

                 (v) Upon issuance and delivery and payment therefor in accordance with the terms hereof, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, and the Additional Shares (as defined below), if and when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders. The Additional Shares have been duly reserved for issuance. There are no preemptive rights of any stockholder of the Company with respect to the Shares or the Additional Shares;

                 (vi) This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;

                 (vii) The Company is not and, upon the execution and delivery of this Agreement, the issuance of the Shares, the issuance of the Additional Shares, and the consummation of the transactions contemplated by this Agreement, will not be in conflict with or in breach of any of the terms or provisions of, or in default under, the Company's Certificate of Incorporation or Bylaws, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, any law, statute, rule, regulation, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of the property or assets of any of them is subject;

                 (viii) No authorization, approval, filing with or consent of any governmental body is required for the issuance and sale of the Shares or the Additional Shares, as contemplated by this Agreement;





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                 (ix)     [Intentionally omitted];

                 (x) Subject in part to the truth and accuracy of the Investor's representations and warranties in Section 2, the offer, sale and issuance of the Shares hereunder are exempt from the registration requirements of the Securities Act and applicable state securities laws;

                 (xi) Except as disclosed on Schedule 3(xi) hereto, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which could be reasonably expected to result in any material adverse change in the condition (financial or otherwise) or in the earnings, revenues, business affairs or business prospects of the Company, or which could be reasonably expected to materially and adversely affect its properties or assets;

                 (xii) To the best knowledge of the Company, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or its property is bound; and

                 (xiii) To the best knowledge of the Company, there is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Investor that
(i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, revenues, business affairs, business prospects, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

         (b)     The Company covenants to the Investor as follows:

                 (i) The Company will comply with all applicable securities laws and regulations with respect to the sale and issuance of the Shares and Additional Shares to the Investor, including but not limited to the timely filing of all reports required to be filed in connection therewith with the SEC or Nasdaq or any other regulatory authority, and shall remain in full compliance with all of the requirements (including reporting) of the Exchange Act;

                 (ii) The Company shall: (i) use all reasonable efforts to maintain the inclusion of the Shares and Additional Shares on the Nasdaq Stock Market; and (ii) reserve immediately prior to the Closing and shall continue to reserve from its authorized common stock a sufficient number of shares of common stock to permit the issuance of the Additional Shares; and

                 (iii) The Company agrees that it will not issue a press release to the public containing Investor's name or other identifying information without the Investor's prior written consent except as may be necessary in connection with the Company's fulfilling its obligations under the Registration Rights Agreement (as defined in Section 4). Investor acknowledges that this Agreement and the related documents may be filed with the SEC.

         4.      REGISTRATION.

         Within 30 days following the Closing, the Company shall, at the Company's expense, file a registration statement or an amendment to an existing registration statement to effect the registration of all of the Shares and Additional Shares held by or to be issued to the Investor under the Securities Act, and relevant Blue Sky laws. Such registration shall be effected in accordance with the terms of the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement"). In the event the registration of the Shares and Additional Shares is not declared effective by the SEC within 90 days of the Closing Date (the "Registration Date"), then such failure shall constitute a breach of this Agreement entitling Investor to be paid by the Company the "Damage Amount," as liquidated damages and not as a penalty. The Damage Amount shall mean $1 for each $1,000 of Shares purchased hereunder for each calendar day following the Registration Date by which the registration of the Shares (and the Additional Shares) is not effective with the SEC. The Damage Amount shall be payable in cash as of the end of each calendar week following the Registration Date.

         5.      CONDITIONS TO CLOSING.

                 (i) The Company shall furnish to the Investor a legal opinion addressed to the Investor and dated as of the Closing Date from Bryan Cave LLP substantially in the form of Exhibit B attached hereto.

                 (ii) The Company shall have delivered a certificate executed by its President, dated the Closing Date, and certifying that all of the Company's representations and warranties made in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date.

         6.      CERTAIN AGREEMENTS.

                 (i) The Company agrees to pay the legal fees associated with the Investor's entering into this Agreement to counsel for the Investor in an amount not to exceed $3,750.

                 (ii) The Company agrees to pay to the Investor $37,500 from the Purchase Price as a finder's fee.

         7.      RESTRICTIONS ON SALES OF SHARES.

         The Investor shall not sell any of the Shares purchased hereunder during the 90-day period immediately following the Closing Date; however, Investor may sell, at its option, up to (i) Thirty-Three and One-Third percent (33 1/3%) of the number of Shares purchased hereunder at any time from and after the ninetieth (90th) day following the Closing Date, (ii) an aggregate of Sixty-Six and Two-Thirds percent (66 2/3%) of the Shares purchased hereunder at any time from and after the one hundred twentieth (120th) day following the Closing Date, and (iii) One Hundred percent (100%) of the Shares purchased hereunder at any time from and after the one hundred fiftieth (150th) day following the Closing Date.

         8.      ISSUANCE OF ADDITIONAL SHARES BASED UPON PRICE RESET.

         (i) In the event that the Current Market Price (as defined below) as of any one or more five-day periods designated by the Investor in a written notice to the Company during the 150-day period succeeding the date of effectiveness of a Registration Statement covering resales of the Shares ("Reset Market Price") is less than 133.33% of the purchase price per share (the "Purchase Price Per Share") for the Shares paid by the Investor hereunder, then the Company shall issue to the Investor promptly after the Investor gives such notice with respect to all or a portion of the Purchase Price as designated by the Investor (in increments of no less than $150,000) (the "Reset Value") additional shares of Common Stock (the "Additional Shares") determined as follows: the difference between (I) the number of Shares





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which the Investor would have acquired for the Reset Value if calculated at a per share purchase price equal to 75% of the Reset Market Price, and (II) the number of Shares actually purchased hereunder for the amount of the Reset Value. The Investor may give such notice(s) from time to time during such 150-day period, but in no event shall the Investor be entitled to Additional Shares for an aggregate Reset Value in excess of the Purchase Price (i.e., the Investor may only trigger price reset(s) under this Section 8(i) for up to an aggregate of $750,000 during the 150-day period).

         (ii) The Company shall not issue any fractional shares of Common Stock as a result of this Section 8. Instead, the Company shall pay in lieu of any fractional shares the cash value thereof at the then Current Market Price of the Common Stock as determined under subparagraph (v) below.

         (iii) The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Additional Shares. However, the Holder shall pay any such tax which is due because such shares are issued in a name other than its name.

         (iv) The Company shall reserve out of its authorized but unissued Common Stock enough shares of Common Stock to permit the issuance of all of the Additional Shares required to be issued hereunder. All Additional Shares shall be, when issued in accordance herewith, duly authorized, validly issued, fully-paid and nonassessable.

         (v) As used herein, the "Current Market Price" per share of Common Stock on any date is the average of the quoted bid prices of the Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the date in question. As used in this subparagraph (v), the term "quoted bid price" shall mean the closing bid price thereof on any such trading date, as reported by the Nasdaq Stock Market.

         9.      MISCELLANEOUS.

                 (i) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

                 (ii) This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of this Agreement shall be binding on all parties hereto.

                 (iii) Each of the Parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder, including, but not limited to, the fees and expenses of each Party's legal counsel.

                 (iv) All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopied, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 9.


                 if to the Company:

                 Saliva Diagnostic Systems, Inc.
                 11719 NE 95th Street





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                 Vancouver, WA 98682
                 Attention:  Chief Executive Officer
                 Telephone:  (360) 696-4800
                 Facsimile:  (360) 254-7942

                 if to the Investor, at such address as is listed for such Investor on the signature page hereto.

All such notice and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with an overnight courier service; when receipt is acknowledged, if telecopied.

                 (v) This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written proposals or agreements relating thereto. This Agreement may not be amended or any provision hereof waived, in whole or in part, except by a written amendment signed by both of the Parties.

         IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

                                        Official Signatory of Company:

                                        SALIVA DIAGNOSTIC SYSTEMS, INC.



                                        By:     /s/ Kenneth J. McLachlan
                                           -----------------------------------

                                                 Kenneth J. McLachlan
                                        --------------------------------------
                                                 Print Name and Title

                                        INVESTOR:

                                        By:      /s/ David Freund
                                           -----------------------------------

                                        Name:    David Freund
                                             ---------------------------------

                                        Title:
                                              --------------------------------

                                        Address:
                                                ------------------------------

                                                ------------------------------

                                        Telephone:
                                                  ----------------------------

                                        Fax:
                                            ----------------------------------





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                                 SCHEDULE 3(xi)

              PENDING OR THREATENED ACTIONS, SUITS OR PROCEEDINGS

1. Hardy v. Saliva Diagnostic Systems, Inc., Ronald L. Lealos, Eugene Seymour and Richard S. Kalin was filed in United States District Court, District of Connecticut. On July 25, 1997, a jury in this case rendered a verdict for the plaintiff, awarding approximately $200,000 for lost compensation and $525,000 for unawarded stock options. The jury's award will be the subject of post-trial motions of the Company to set aside the verdict and enter judgment for the Company. There can be no assurance that the Company's motions will be granted or that the final judgment in this case will not have a material adverse effect on the Company. A final judgment is expected subsequent to a September 29, 1997 hearing.

2. Merrixell Ltd. v. Saliva Diagnostic Systems, Inc. was filed in United States District Court for the Southern District of New York.

3. Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington. This suit was dismissed without prejudice as a prerequisite to a settlement agreement currently in the process of being documented. There can be no assurance that a final settlement acceptable to the Company will be concluded with Mr. Lealos, or that if new litigation ensues and is decided adverse to the Company, that it would not have a material adverse effect on the Company.

          See pages 25 and 26 of the Prospectus dated June 13, 1997
                          for complete description.